                                                                      EXHIBIT 12



                      ASSOCIATES FIRST CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                                 Year Ended December 31
                                        ----------------------------------------------------------------------
                                           1999           1998           1997           1996           1995
                                        ----------     ----------     ----------     ----------     ----------
Fixed Charges (a)
     Interest expense .............      $3,906.5       $3,196.7       $2,775.2        $2,456.0       $2,177.9
     Implicit interest in rent ....          30.0           22.9           20.3            17.1           13.8
                                         --------       --------       --------        --------       --------
          Total fixed charges .....      $3,936.5       $3,219.6       $2,795.5        $2,473.1       $2,191.7
                                         ========       ========       ========        ========       ========

Earnings (b) ......................      $2,376.9       $1,940.5       $1,640.0        $1,404.6       $1,198.1
Fixed charges .....................       3,936.5        3,219.6        2,795.5         2,473.1        2,191.7
                                         --------       --------       --------        --------       --------
     Earnings, as defined .........      $6,313.4       $5,160.1       $4,435.5        $3,877.7       $3,389.8
                                         ========       ========       ========        ========       ========
Ratio of Earnings to Fixed Charges           1.60           1.60           1.59            1.57           1.55
                                         ========       ========       ========        ========       ========

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(a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

(b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes and cumulative effect of changes in accounting principles, plus fixed charges.